UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2017

J. C. PENNEY COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15274	26-0037077
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas	75024-3698
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 431-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2017, J. C. Penney Company, Inc. (the “Company”), J. C. Penney Corporation, Inc. (the “Corporation”), J. C. Penney Purchasing Corporation (“Purchasing,” and collectively with the Company and the Corporation, the “Loan Parties”), and certain subsidiaries of the Corporation entered into Amendment No. 2 to Credit Agreement (the “Amendment”) to amend and restate the Corporation’s Existing Credit Agreement (as defined below) (the Existing Credit Agreement, as amended and restated pursuant to the Amendment, the “Amended and Restated Credit Agreement”) with the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”).

The Amended and Restated Credit Agreement replaces the Credit Agreement, dated as of June 20, 2014, among the Loan Parties, the lenders party thereto, the Administrative Agent and the other parties thereto (as amended, restated, supplemented or otherwise modified prior to the date of the Amendment, the “Existing Credit Agreement”) and provides for an asset-based revolving credit facility up to $2.35 billion, with a $750 million letter of credit sublimit and a $100 million swingline advance limit. As with the Existing Credit Agreement, borrowing availability under the revolving facility will vary according to the Loan Parties’ levels of inventory, credit card receivables and accounts receivable (the “Borrowing Base”). The Amended and Restated Credit Agreement is expected to mature on June 20, 2022.

All borrowings under the Amended and Restated Credit Agreement accrue interest at a rate equal to, at the Corporation’s option, a base rate or an adjusted LIBOR rate plus a spread. The proceeds of the Amended and Restated Credit Agreement may be used for working capital and general corporate purposes. As of the date hereof, there are no outstanding loans under the Existing Credit Agreement.

As with the Existing Credit Agreement, the obligations of the Loan Parties under the Amended and Restated Credit Agreement are guaranteed by the Loan Parties and certain of the Company’s indirect wholly-owned subsidiaries that are not borrowers under the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement is secured by collateral substantially similar to the Existing Credit Agreement pursuant to the Guarantee and Collateral Agreement dated as of June 20, 2014 among the Loan Parties, the subsidiaries of the Corporation identified therein, and the Administrative Agent.

As with the Existing Credit Agreement, the Amended and Restated Credit Agreement contains customary affirmative and negative covenants and there are exceptions to these covenants and some are only applicable when availability falls below certain thresholds. The Amended and Restated Credit Agreement requires the Corporation to maintain, at all times, minimum excess availability of not less than (a) $200 million in the event that 10% of the lesser of (A) the commitments under the revolving facility or (B) the Borrowing Base (such lesser amount, the “Revolving Credit Line Cap”), is equal to or greater than $200 million or (b) in the event that 10% of the Revolving Credit Line Cap is less than $200 million, the greater of (A) 10% of the Revolving Credit Line Cap or (B) $150 million. The minimum excess availability covenant will not apply if the Corporation maintains a Fixed Charge Coverage Ratio, as defined in the Amended and Restated Credit Agreement, of not less than 1.00 to 1.00 for the most recent period of four consecutive fiscal quarters ended on or prior to the determination date. The Amended and Restated Credit Agreement also contains customary events of default for credit facilities of this type. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the obligations of the Loan Parties may be accelerated, outstanding letters of credit may be required to be cash collateralized and remedies may be exercised against the collateral.

Certain of the lenders who are parties to the Amendment provide commercial banking and investment banking services to the Company.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 10.1	Amendment No. 2 to Credit Agreement, dated as of June 20, 2017, among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the subsidiary guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:	/s/ Edward Record
Edward Record
Executive Vice President and Chief Financial Officer

Date: June 20, 2017

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement, dated as of June 20, 2017, among J. C. Penney Company, Inc., J. C. Penney Corporation, Inc., J. C. Penney Purchasing Corporation, the subsidiary guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent